Exhibit 99.1

New York Community Bancorp, Inc. Reports 1Q 2010 Diluted GAAP and Operating Earnings Per Share of $0.29(1) and Diluted Cash Earnings Per Share of $0.32(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

1Q 2010 Performance Highlights

  Operating Earnings Growth: Operating earnings rose 42.2% year-over-year and 29.0% linked-quarter to $126.1 million.(1)
  Higher Net Interest Income: Net interest income rose 42.4% year-over-year and 15.8% linked-quarter to $294.6 million.
  Expanded Net Interest Margin: At 3.41%, the margin was 52 basis points wider year-over-year and eight basis points wider linked-quarter.
  Increased Non-Interest Income: Non-interest income rose $33.2 million year-over-year to $55.4 million.
  Above-Average Asset Quality: At $10.0 million, net charge-offs equaled 0.04% of average loans in the quarter; non-performing assets represented 1.77% of total assets at quarter-end.
  Bolt-on Acquisition of Desert Hills Bank: On March 26th, the Company added deposits of approximately $400 million, assets of approximately $450 million, and six branches in Arizona through its FDIC-assisted Desert Hills Bank acquisition.
  Increased Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose eight basis points linked-quarter to 7.33%. Including AOCL, the ratio of tangible stockholders’ equity to tangible assets rose 10 basis points linked-quarter to 7.23%.(3)
  Lower Securities/Assets Ratio: The ratio of securities to total assets declined to 13.1% at March 31st.
  Continued Efficiency: The GAAP and operating efficiency ratios were 36.82% and 36.05%, respectively.(4)

Note: Please see the last page of this release for footnotes to the text.

WESTBURY, N.Y.--(BUSINESS WIRE)--April 21, 2010--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported that its first quarter 2010 GAAP earnings rose $35.7 million, or 40.2%, year-over-year to $124.4 million, equivalent to a $0.03, or 11.5%, increase in diluted earnings per share to $0.29.

The Company also reported that its first quarter 2010 operating earnings rose $37.4 million, or 42.2%, year-over-year to $126.1 million which, like its first quarter 2010 GAAP earnings, were equivalent to a $0.03, or 11.5%, increase in diluted earnings per share to $0.29. The difference between the Company's GAAP and operating earnings in the current first quarter was attributable to after-tax acquisition-related costs of $1.7 million stemming from its recent FDIC-assisted transactions: the AmTrust Bank ("AmTrust") acquisition in early December and the Desert Hills Bank ("Desert Hills") acquisition on March 26th.

On a linked-quarter basis, the Company's first quarter 2010 operating earnings were up $28.4 million, or 29.0%, equivalent to a $0.03, or 11.5%, increase in diluted operating earnings per share. (1)

The Company also reported cash earnings of $137.0 million, or $0.32 per diluted share, in the current first quarter, which added $12.7 million, or 10.2%, more to tangible capital than its first quarter 2010 GAAP earnings alone. (2) (3)

Commenting on the Company’s first quarter 2010 performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “The merits of our growth-through-acquisition strategy were evident in our first quarter performance, as our operating earnings rose 42.2% year-over-year to $126.1 million and, on a diluted per-share basis, were up more than 11% to $0.29. The highly accretive nature of our AmTrust Bank acquisition in early December is also reflected in several other performance metrics, including the 42.4% increase in our net interest income, the 150% increase in our non-interest income, and the expansion of our net interest margin from 2.89% to 3.41%, year-over-year.

“Yet another benefit of the AmTrust acquisition was the significant liquidity it provided in the form of readily saleable securities and cash. We would expect the flexibility afforded by such liquid assets to be beneficial to us as we focus on building our loan portfolio in the uncertain period ahead.

"We followed the AmTrust transaction with our Desert Hills Bank transaction—a prime example of the kind of bolt-on acquisition we are likely to do in future periods. Four months after expanding into Arizona through the AmTrust acquisition, we increased our franchise there from 12 to 18 branches, strengthening both our presence and our deposit market share. While the Desert Hills acquisition had little effect on our first quarter 2010 earnings, the addition of its deposits and assets are reflected on our balance sheet.

"Retail deposits rose more than $820 million over the course of the quarter, and totaled $20.2 billion at the end of March. In addition to the $375 million in deposits assumed in the Desert Hills transaction, retail deposits rose $247 million organically in the Metro New York region and $198 million organically in the three new states we serve. This is contrary to the experience of most acquirers, who typically see an outflow of deposits following a significant ownership change. We attribute our ability to retain and attract deposits in our new markets to the high level of service being provided, as well as to our reputation for strength and stability.

"We also acquired assets of approximately $450 million in the Desert Hills transaction, including loans of approximately $200 million. Like the loans we acquired in the AmTrust deal, the Desert Hills loans are covered by loss sharing agreements with the FDIC. These agreements are among the reasons for our focus on FDIC transactions, given that they substantially mitigate the inherent credit risk.

“While covered loans totaled $4.8 billion at the end of the quarter, non-covered loans held for investment rose to $23.4 billion, including $16.8 billion of multi-family loans. Although the volume of multi-family loans we produced was somewhat subdued as property owners generally refrained from buying new properties, as well as refinancing, the $442.8 million of multi-family loans we produced in the current first quarter exceeded the year-earlier first quarter volume by $125 million.

"Any discussion of lending these days is likely to be followed by a discussion of asset quality. While non-performing assets rose to $750.8 million, representing 1.77% of total assets, our actual losses in the quarter were $10.0 million, representing a modest 0.04% of average loans. Reflecting our assessment of our loans and our loan loss allowance, we recorded a $20.0 million loan loss provision in the quarter, boosting the allowance to $137.4 million at March 31st.

"We also increased our tangible capital during the quarter, as reflected in the three-month improvement in our measures of capital strength. At March 31st, tangible stockholders’ equity represented 7.23% of tangible assets--a 10-basis point increase--and our tangible book value per share rose to $6.63, a $0.10 increase. The growth of our tangible capital, as well as the improvements in such measures, were the result of having sold 1.8 million shares of common stock directly to investors through our Dividend Reinvestment and Stock Purchase Plan in order to capitalize the Desert Hills acquisition on March 26th.”

Board of Directors Declares $0.25 per Share Dividend, Payable on May 18th

“In view of the strength of our capital and the continued strength of our earnings, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share. The dividend is payable on May 18, 2010 to shareholders of record at the close of business on May 5th,” Mr. Ficalora said.

Balance Sheet Summary at March 31, 2010

Total assets rose $284.7 million from the December 31st balance to $42.4 billion at March 31, 2010. The increase largely reflects the assets acquired in the Desert Hills transaction, which amounted to approximately $450 million.

Similarly, liabilities rose $230.3 million from the year-end 2009 balance to $37.0 billion at March 31st. The increase reflects deposits of approximately $400 million that were assumed in the Desert Hills acquisition, as well as the organic growth of retail deposits in the various markets served by the Company.

Loans

At March 31, 2010, loans, net, represented $28.8 billion, or 67.9%, of total assets, signifying a $538.6 million increase from the year-end 2009 amount. Covered loans accounted for $4.8 billion, or 16.5%, of loans, net at the end of the quarter, a $257.0 million decrease from the balance at December 31st.

The remainder of the portfolio consisted of non-covered loans totaling $23.4 billion, up $41.2 million from the December 31, 2009 amount. Included in the March 31st balance were $764.4 million of one- to four-family loans held for sale, primarily to Fannie Mae and Freddie Mac. During the quarter, $1.3 billion of such one- to four-family loans were originated for sale.

Multi-family loan originations totaled $442.8 million in the quarter, with commercial real estate ("CRE"), acquisition, development, and construction ("ADC"), and commercial and industrial ("C&I") loans accounting for $131.3 million, $29.8 million, and $141.3 million, of first quarter 2010 originations, respectively.

Non-Covered Loans

Multi-family loans represented $16.8 billion, or 71.6%, of non-covered loans held for investment at the end of the current first quarter, and were up $38.0 million from the balance at December 31, 2009. CRE loans accounted for $5.1 billion, or 21.6%, of non-covered loans held for investment, and were up $77.6 million from the year-end amount.

At March 31, 2010, the average multi-family loan had a principal balance of $4.0 million and the average CRE loan had a principal balance of $2.8 million. The portfolios of multi-family and CRE loans had average loan-to-value ratios at origination of 60.9% and 53.9%, respectively, and expected weighted average lives of 4.2 years and 4.0 years, respectively, at quarter-end.

The balance of ADC loans continued to decline in the current first quarter. At March 31, 2010, ADC loans represented $647.7 million, or 2.8%, of non-covered loans held for investment, down $18.2 million linked-quarter and $75.2 million year-over-year. The Company generally has been limiting its ADC loan originations to advances that were committed prior to the onset of the downward credit cycle turn.

Other loans represented $730.4 million, or 3.1%, of non-covered loans held for investment at the close of the current first quarter, a linked-quarter reduction of $41.1 million and a $121.6 million reduction year-over-year. C&I loans accounted for $696.5 million of the balance at March 31, 2010.

Covered Loans

In connection with the Company's AmTrust and Desert Hills acquisitions, the Company entered into loss sharing agreements with the FDIC. Under the terms of the AmTrust agreements, the FDIC will reimburse the Company for 80% of losses on acquired loans up to $907.0 million and for 95% of losses beyond that amount. Under the terms of the Desert Hills agreements, the FDIC will reimburse the Company for 80% of losses on acquired loans up to $101.4 million and for 95% of losses beyond that amount.

Pipeline

At the present time, our loan pipeline is approximately $1.2 billion, including loans originated for investment of approximately $318.0 million.

Asset Quality

The Company recorded net charge-offs of $10.0 million in the current first quarter, as compared to $9.2 million and $5.1 million, respectively, in the trailing and year-earlier three months. Net charge-offs equaled 0.04% of average loans in both the current and trailing quarters, and 0.02% of average loans in the first quarter of 2009.

Non-covered multi-family loans accounted for $6.1 million of net charge-offs in the current first quarter, with non-covered ADC, C&I, and one- to four-family and other loans accounting for $1.5 million, $2.3 million, and $189,000, respectively. No CRE loans were charged off in the first quarter of 2010.

At March 31, 2010, non-performing assets represented $750.8 million, or 1.77%, of total assets, as compared to $593.3 million, or 1.41%, of total assets, at December 31, 2009. Included in the March 31, 2010 amount were non-performing loans of $734.7 million, representing 2.61% of total loans at the end of the quarter and a $156.6 million increase from the balance at year-end. In addition, other real estate owned ("OREO") equaled $16.1 million, reflecting a three-month increase of $942,000.

Non-covered multi-family loans accounted for $482.0 million of non-performing loans at the end of the current first quarter, with non-covered CRE and ADC loans accounting for $97.1 million and $110.1 million, respectively. In addition, non-performing loans included non-covered one- to four-family loans of $15.6 million and non-covered other loans of $29.9 million at March 31, 2010. Loans 30 to 89 days delinquent declined $55.1 million, or 20.2%, to $217.9 million at the end of the quarter from the level recorded at December 31st.

The Company recorded a $20.0 million provision for loan losses in the current first quarter, $10.0 million less than the trailing-quarter provision and $14.0 million greater than the provision recorded in the first quarter of 2009. The net effect of the first quarter 2010 provision and net charge-offs was a $10.0 million increase in the allowance for loan losses to $137.4 million from the balance recorded at December 31, 2009. While the allowance for loan losses represented 18.71% of non-performing loans at the end of the current first quarter, it was 13.7 times greater than the net charge-offs recorded during the three months ended March 31, 2010.

Securities

Securities represented $5.6 billion, or 13.1%, of total assets at the close of the current first quarter, a $180.0 million reduction from the balance at year-end 2009. Government-sponsored enterprise securities represented approximately 92% of the securities portfolio at March 31, 2010.

Available-for-sale securities accounted for $1.1 billion, or 19.9%, of total securities at the close of the current first quarter, and were down $414.4 million, or 27.3%, from the December 31, 2009 amount. Held-to-maturity securities rose $234.4 million to $4.5 billion, representing 80.1% of total securities at March 31st.

Funding Sources

In the first quarter of 2010, as in the trailing quarter, the Company’s liquidity was further enhanced by an FDIC-assisted acquisition. Reflecting the deposits acquired in the Desert Hills transaction, as well as organic deposit growth, deposits rose $414.8 million from the December 31st balance to $22.7 billion at March 31st. In addition, the Company’s ratio of deposits to total assets rose to 53.6% from 52.9% during this time. Reflecting the benefit of both the AmTrust and Desert Hills acquisitions, the ratio of deposits to total assets at the end of the current first quarter compared even more favorably with the 43.5% ratio at March 31, 2009.

Certificates of deposit (“CDs”) accounted for $9.2 billion, or 40.4%, of total deposits at the close of the current first quarter, reflecting a $131.9 million increase from the year-end 2009 amount. Core deposits (defined as all deposits other than CDs) rose $282.9 million during this time to $13.5 billion, and represented 59.6% of total deposits at March 31, 2010. NOW and money market accounts represented the bulk of the increase in core deposits, rising $260.6 million to $8.0 billion, while savings accounts rose $85.7 million to $3.9 billion. Non-interest-bearing deposits totaled $1.7 billion at the end of the first quarter, a $63.3 million reduction from the balance at year-end.

Largely reflecting a $285.7 million decline in wholesale borrowings to $12.8 billion, the balance of borrowed funds fell $288.8 million from the December 31st balance to $13.9 billion at March 31, 2010.

Stockholders’ Equity

Stockholders’ equity rose $54.4 million over the course of the quarter to $5.4 billion at March 31, 2010. During this time, the ratio of stockholders’ equity to total assets rose four basis points to 12.77% and the Company’s book value per share rose $0.06 to $12.46.

The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At March 31, 2010 and December 31, 2009, the Company’s book value per share was calculated on the basis of 435,216,657 and 432,898,084 shares, respectively. The increase in the number of shares at March 31st includes 1.8 million shares that were issued during the quarter through the direct purchase feature of the Company’s Dividend Reinvestment and Stock Purchase Plan (“DRP”).

Tangible stockholders’ equity rose $59.0 million from the year-end 2009 balance to $2.9 billion at March 31, 2010. During this time, the ratio of tangible equity to tangible assets rose ten basis points to 7.23% and the Company's tangible book value per share rose $0.10 to $6.63. Excluding AOCL from the calculation, the ratio of adjusted tangible equity to adjusted tangible assets rose eight basis points over the course of the quarter to 7.33%. The increase in tangible stockholders’ equity and the related capital measures reflects the $28.9 million that was generated through the Company's DRP to capitalize the Desert Hills acquisition.(3)

The Company’s subsidiary banks also reported solid levels of capital at the end of December, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At March 31, 2010, New York Community Bank had a leverage capital ratio of 8.29%, exceeding the minimum required for “well capitalized” classification by 329 basis points. At the same time, New York Commercial Bank had a leverage capital ratio of 11.87%, exceeding the minimum required for such classification by 687 basis points.

Earnings Summary for the Three Months Ended March 31, 2010

The Company recorded first quarter 2010 GAAP earnings of $124.4 million, a $35.7 million, or 40.2%, increase from the level recorded in the first quarter of 2009. Included in the first quarter 2010 amount were after-tax acquisition-related costs of $1.7 million; excluding these costs, the Company generated first quarter 2010 operating earnings of $126.1 million, which were up $37.4 million, or 42.2%, year-over-year. In the first quarter of 2009, the Company’s GAAP and operating earnings were identical and amounted to $88.7 million.(1)

On a diluted per-share basis, the Company’s first quarter 2010 GAAP earnings and operating earnings were both equivalent to $0.29, and were both $0.03, or 11.5%, higher than the diluted GAAP and operating earnings per share produced in the first quarter of 2009.(1)

Net Interest Income

Net interest income rose $87.7 million, or 42.4%, year-over-year to $294.6 million, as an $82.3 million increase in interest income to $482.4 million combined with a $5.4 million reduction in interest expense to $187.8 million. On a linked-quarter basis, net interest income was up $40.1 million, or 15.8%, the net effect of a $52.5 million increase in interest income and a $12.4 million increase in interest expense. While the linked-quarter increase largely reflects the three-month benefit of the AmTrust transaction, the year-over-year increase also reflects the benefits of organic loan growth and the historically low level of the federal funds rate.

Interest Income

Reflecting the assets acquired in the AmTrust transaction, as well as organic loan production, the average balance of interest-earning assets rose $6.0 billion year-over-year to $34.3 billion, significantly exceeding the impact of a four-basis point decline in the average yield to 5.62%. The higher balance was due to a $6.2 billion increase in average loans to $28.3 billion, which far exceeded the impact of a $156.1 million reduction in the average balance of securities and money market investments to $6.0 billion. While the average yield on loans rose two basis points year-over-year to 5.85% in the current first quarter, the increase was exceeded by a 51-basis point decline in the average yield on securities and money market investments to 4.55%. The interest income produced by loans rose $92.0 million year-over-year, to $413.7 million, more than offsetting the impact of a $9.7 million decline in the interest produced by securities and money market investments to $68.7 million.

On a linked-quarter basis, the average balance of interest-earning assets was up $3.7 billion and the average yield was up two basis points. Reflecting the three-month benefit of the AmTrust transaction, the average balance of loans rose $3.6 billion over the course of the quarter, and the average yield on loans rose 10 basis points. During this time, the average balance of securities and money market investments rose $85.8 million and the average yield on these assets fell 47 basis points. As a result, the interest income produced by loans rose $58.6 million during the quarter; the interest income generated by securities and money market investments declined by $6.0 million during this time.

Interest Expense

In the first quarter of 2010, the Company’s interest expense continued to benefit from the maintenance of the federal funds rate at a historically low level, and from the acquisition-driven infusion of lower-cost funds. Although the average balance of interest-bearing liabilities rose $8.4 billion year-over-year to $35.1 billion, the cost of such liabilities declined 76 basis points during this time to 2.17%. Interest-bearing deposits generated interest expense of $59.7 million in the current first quarter, a $4.8 million reduction from the year-earlier amount. The decrease was the net effect of an $8.5 billion rise in the average balance to $21.2 billion and a 93-basis point reduction in the average cost of such funds to 1.14%. Borrowed funds generated first quarter 2010 interest expense of $128.1 million, modestly below the year-earlier level, the net effect of a $132.5 million decline in the average balance to $13.9 billion and a two-basis point increase in the average cost to 3.73%.

On a linked-quarter basis, the average balance of interest-bearing liabilities rose $5.5 billion, while the average cost of funds declined 19 basis points. The interest expense produced by interest-bearing deposits rose $13.5 million during this time, the net effect of a $5.4 billion increase in the average balance and a two-basis point reduction in the average cost of funds. The interest expense produced by borrowed funds declined by $1.1 million over the course of the quarter despite a $137.9 million increase in the average balance and a one-basis point increase in the average cost of such funds.

Interest Rate Spread and Net Interest Margin

Reflecting the same factors that drove the increase in net interest income, the Company's spread and margin expanded in the first quarter of 2010. At 3.45%, the spread was up 72 basis points year-over-year and 21 basis points linked-quarter, and the margin rose 52 and eight basis points, respectively, to 3.41%.

Prepayment penalties were a negligible factor in these measures, having totaled $1.3 million in the current first quarter, and $2.0 million and $1.2 million, respectively, in the trailing and year-earlier three-month periods.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance which, in turn, is based on its evaluation of inherent losses in the loan portfolio in accordance with GAAP. This evaluation considers several factors, including the current and historical performance of the loan portfolio; its inherent risk characteristics; the level of non-performing loans and charge-offs; delinquency levels and trends; local economic and market conditions; declines in real estate values; and the levels of unemployment and vacancy rates.

At $20.0 million, the first quarter 2010 provision for loan losses was $10.0 million less than the provision in the trailing quarter and $14.0 million greater than the year-earlier amount. Reflecting the first quarter 2010 provision and net charge-offs of $10.0 million, the allowance for loan losses rose $10.0 million from the December 31st balance to $137.4 million at March 31st. The year-over-year increase in the loan loss allowance was $42.1 million, or 44.2%.

Non-Interest Income

The Company has three primary components of non-interest income: fee income, income from bank-owned life insurance (“BOLI”), and other income. The combined non-interest income from these revenue sources rose to $55.4 million in the current first quarter from $22.2 million in the first quarter of 2009.

The increase stemmed from all three components of non-interest income and were primarily attributable to the AmTrust acquisition, which added 66 branches to the Company’s franchise on December 4, 2009. In addition to a 50.3% rise in fee income and an 8.2% rise in BOLI income, other income rose more than four-fold to $34.1 million from $6.0 million in the first quarter of 2009. The latter increase was largely attributable to mortgage banking and servicing fees stemming from the acquisition of AmTrust’s mortgage banking operation, which aggregates one- to four-family loans for sale to Fannie Mae and Freddie Mac.

Non-Interest Expense

Largely reflecting the three-month impact of the AmTrust acquisition in December, non-interest expense totaled $136.7 million in the current first quarter, representing a year-over-year increase of $47.1 million. Operating expenses accounted for $128.9 million of the first quarter 2010 total, and were up $44.9 million over the twelve-month period.

Compensation and benefits expense accounted for the bulk of these increases, having risen $24.5 million year-over-year to $66.9 million, largely reflecting the addition of AmTrust’s branch and back-office staff.

Occupancy and equipment expense rose $2.9 million from the March 31, 2009 level to $21.7 million at March 31, 2010. Although the Desert Hills acquisition added six branches to the Company's franchise toward the end of the current first quarter, the increase was almost entirely due to the addition of AmTrust’s 66 branches in Ohio, Florida, and Arizona on December 4th.

General and administrative (“G&A”) expense rose $17.5 million year-over-year to $40.3 million, once again reflecting the Company's acquisition-driven growth. Also included in the first quarter 2010 amount were acquisition-related costs of $2.7 million stemming from the acquisitions of both AmTrust and Desert Hills. There were no comparable charges in the first quarter of 2009. In addition to the significant growth of the Company during this time, the year-over-year increase in G&A expense reflects a $6.3 million, or 102.7%, increase in its FDIC insurance premiums.

Income Tax Expense

The Company recorded income tax expense of $68.9 million in the current first quarter, as compared to $44.8 million in the three months ended March 31, 2009. The year-over-year rise was attributable to a $59.7 million increase in pre-tax income to $193.2 million and an increase in the effective tax rate from 33.56% to 35.64%.

About New York Community Bancorp, Inc.

With assets of $42.4 billion at March 31, 2010, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 247 branches serving customers throughout Metro New York, New Jersey, Florida, Ohio, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, including the recent AmTrust and Desert Hills transactions, the Community Bank now operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

The Company will host a conference call on April 21, 2010 at 9:30 a.m. (ET) to discuss its first quarter 2010 performance and strategies. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 1Q10NYCB. A replay will be available approximately two hours following completion of the call through midnight on April 26th, and may be accessed by calling 800-243-8160 (domestic) or 402-220-9032 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on May 19, 2010.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings or in our ability to access the capital markets; changes in our customer base or in the financial or operating performances of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire, including those acquired in the AmTrust and Desert Hills transactions, into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our use of derivatives to mitigate our interest rate exposure; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any breach in performance by the Community Bank under our loss sharing agreements with the FDIC; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition, including those of AmTrust and Desert Hills; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, those pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; additional FDIC special assessments or required assessment prepayments; changes in accounting principles, policies, practices, or guidelines; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

It should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$2,547,889	$2,670,857
Securities available for sale:
Mortgage-related	679,912	774,205
Other	424,384	744,441
Total available-for-sale securities	1,104,296	1,518,646
Securities held to maturity:
Mortgage-related	2,187,537	2,465,956
Other	2,270,431	1,757,641
Total held-to-maturity securities	4,457,968	4,223,597
Total securities	5,562,264	5,742,243
Loans held for sale	764,358	--
Non-covered mortgage loans held for investment:
Multi-family	16,773,658	16,735,684
Commercial real estate	5,065,044	4,987,410
Acquisition, development, and construction	647,667	665,912
One- to four-family	200,940	216,078
Total non-covered mortgage loans held for investment	22,687,309	22,605,084
Non-covered other loans held for investment	730,447	771,515
Total non-covered loans held for investment	23,417,756	23,376,599
Less: Allowance for loan losses	(137,443)	(127,491)
Non-covered loans held for investment, net	23,280,313	23,249,108
Covered loans (includes $351,322 of loans held for sale at December 31, 2009)	4,759,139	5,016,100
Total loans, net	28,803,810	28,265,208
Federal Home Loan Bank stock, at cost	444,118	496,742
Premises and equipment, net	202,514	205,165
FDIC loss share receivable	796,841	743,276
Goodwill	2,436,401	2,436,401
Core deposit intangibles, net	101,108	105,764
Other assets (includes $44,554 of OREO covered by FDIC loss sharing agreements at March 31, 2010)	1,543,616	1,488,213
Total assets	$42,438,561	$42,153,869

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$7,966,846	$7,706,288
Savings accounts	3,873,954	3,788,294
Certificates of deposit	9,185,762	9,053,891
Non-interest-bearing accounts	1,704,659	1,767,938
Total deposits	22,731,221	22,316,411
Borrowed funds:
Wholesale borrowings	12,795,024	13,080,769
Junior subordinated debentures	427,251	427,371
Other borrowings	653,575	656,546
Total borrowed funds	13,875,850	14,164,686
Other liabilities	410,205	305,870
Total liabilities	37,017,276	36,786,967
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 435,441,094 and 433,197,332 shares issued, respectively; 435,441,094 and 433,197,332 shares outstanding, respectively)	4,354	4,332
Paid-in capital in excess of par	5,272,490	5,238,231
Retained earnings	191,388	175,193
Unallocated common stock held by ESOP	(716)	(951)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities and non-credit portion of other-than-temporary impairment (“OTTI”) losses, net of tax	(3,611)	(6,274)
Net unrealized loss on securities transferred from available for sale to held to maturity, net of tax	(3,752)	(3,927)
Pension and post-retirement obligations, net of tax	(38,868)	(39,702)
Total accumulated other comprehensive loss, net of tax	(46,231)	(49,903)
Total stockholders’ equity	5,421,285	5,366,902
Total liabilities and stockholders’ equity	$42,438,561	$42,153,869

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	For the Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Interest Income:
Mortgage and other loans	$413,675	$321,717
Securities and money market investments	68,703	78,389
Total interest income	482,378	400,106

Interest Expense:
NOW and money market accounts	16,431	7,563
Savings accounts	5,745	4,216
Certificates of deposit	37,553	52,723
Borrowed funds	128,065	128,689
Total interest expense	187,794	193,191
Net interest income	294,584	206,915
Provision for loan losses	20,000	6,000
Net interest income after provision for loan losses	274,584	200,915

Non-Interest Income:
Fee income	13,965	9,291
Bank-owned life insurance	7,401	6,840
Net loss on sale of securities	(8)	--
Other	34,017	6,045
Total non-interest income	55,375	22,176

Non-Interest Expense:
Operating expenses:
Compensation and benefits	66,900	42,422
Occupancy and equipment	21,665	18,736
General and administrative	40,290	22,753
Total operating expenses	128,855	83,911
Amortization of core deposit intangibles	7,892	5,687
Total non-interest expense	136,747	89,598
Income before income taxes	193,212	133,493
Income tax expense	68,860	44,804
Net Income	$124,352	$88,689

Basic earnings per share	$0.29	$0.26
Diluted earnings per share	$0.29	$0.26

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended March 31, 2010, December 31, 2009, and March 31, 2009 follow:

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share data)	2010	2009	2009
GAAP Earnings	$124,352	$154,936	$88,689
Adjustments to GAAP earnings:
Acquisition-related costs	2,682	7,530	--
Gain on AmTrust acquisition	--	(139,607)	--
Loss on OTTI of securities	--	43,530	--
Gain on debt repurchases/exchange	--	(4,337)	--
Gain on termination of servicing hedge	--	(3,078)	--
Income tax effect	(956)	38,741	--
Operating earnings	$126,078	$97,715	$88,689

Diluted GAAP Earnings per Share	$0.29	$0.41	$0.26
Adjustments to diluted GAAP earnings per share:
Acquisition-related costs	--	0.01	--
Gain on AmTrust acquisition	--	(0.22)	--
Loss on OTTI of securities	--	0.07	--
Gain on debt repurchases/exchange	--	(0.01)	--
Gain on termination of servicing hedge	--	--	--
Diluted operating earnings per share	$0.29	$0.26	$0.26

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that this measure is important because of its contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear on the following page.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended March 31, 2010 and March 31, 2009 follow:

(in thousands, except per share data)	For the Three Months Ended March 31,
	2010	2009
GAAP Earnings	$124,352	$88,689
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	4,057	3,484
Associated tax effects	657	1,887
Dividends on unallocated ESOP shares	75	158
Amortization of core deposit intangibles	7,892	5,687
Total additional contributions to tangible stockholders’ equity (1)	12,681	11,216
Cash earnings	$137,033	$99,905

Diluted GAAP Earnings per Share	$0.29	$0.26
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01
Associated tax effects	--	--
Dividends on unallocated ESOP shares	--	--
Amortization of core deposit intangibles	0.02	0.02
Total additional contributions to diluted GAAP earnings per share	0.03	0.03
Diluted cash earnings per share	$0.32	$0.29

Cash Earnings Data:
Cash return on average assets	1.29%	1.24%
Cash return on average tangible assets (1)	1.37	1.35
Cash return on average stockholders’ equity	10.22	9.60
Cash return on average tangible stockholders’ equity (1)	19.40	24.37
Cash efficiency ratio (2)	35.66	35.11

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear on the following page.
(2)	We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2010 and December 31, 2009 follow:

		At or for the
		Three Months Ended
		March 31,	December 31,
		2010	2009
	(in thousands)
	Total Stockholders’ Equity	$5,421,285	$5,366,902
Less:	Goodwill	(2,436,401)	(2,436,401)
	Core deposit intangibles	(101,108)	(105,764)
	Tangible stockholders’ equity	$2,883,776	$2,824,737

	Total Assets	$42,438,561	$42,153,869
Less:	Goodwill	(2,436,401)	(2,436,401)
	Core deposit intangibles	(101,108)	(105,764)
	Tangible assets	$39,901,052	$39,611,704

	Tangible Stockholders’ Equity	$2,883,776	$2,824,737
	Add back: Accumulated other comprehensive loss, net of tax	46,231	49,903
	Adjusted tangible stockholders’ equity	$2,930,007	$2,874,640

	Tangible Assets	$39,901,052	$39,611,704
	Add back: Accumulated other comprehensive loss, net of tax	46,231	49,903
	Adjusted tangible assets	$39,947,283	$39,661,607

	Average Stockholders’ Equity	$5,364,326	$4,597,470
	Less: Average goodwill and core deposit intangibles	(2,539,585)	(2,518,149)
	Average tangible stockholders’ equity	$2,824,741	$2,079,321

	Average Assets	$42,513,151	$35,716,019
	Less: Average goodwill and core deposit intangibles	(2,539,585)	(2,518,149)
	Average tangible assets	$39,973,566	$33,197,870

	Net Income	$124,352	$154,936
	Add back: Amortization of core deposit intangibles, net of tax	4,814	3,804
	Adjusted net income	$129,166	$158,740

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended March 31,
2010	2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,289,706	$413,675	5.85%	$22,108,647	$321,717	5.83%
Securities and money market investments	6,044,687	68,703	4.55	6,200,776	78,389	5.06
Total interest-earning assets	34,334,393	482,378	5.62	28,309,423	400,106	5.66
Non-interest-earning assets	8,178,758	3,887,498
Total assets	$42,513,151	$32,196,921
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,363,939	$16,431	0.80%	$3,662,920	$7,563	0.84%
Savings accounts	3,820,433	5,745	0.61	2,602,051	4,216	0.66
Certificates of deposit	8,977,527	37,553	1.70	6,390,655	52,723	3.35
Total interest-bearing deposits	21,161,899	59,729	1.14	12,655,626	64,502	2.07
Borrowed funds	13,909,058	128,065	3.73	14,041,521	128,689	3.71
Total interest-bearing liabilities	35,070,957	187,794	2.17	26,697,147	193,191	2.93
Non-interest-bearing deposits	1,696,176	1,143,996
Other liabilities	381,692	193,567
Total liabilities	37,148,825	28,034,710
Stockholders’ equity	5,364,326	4,162,211
Total liabilities and stockholders’ equity	$42,513,151	$32,196,921
Net interest income/interest rate spread	$294,584	3.45%	$206,915	2.73%
Net interest margin	3.41%	2.89%
Ratio of interest-earning assets to interest-bearing liabilities	0.98	x	1.06	x

Core deposits (1)	$13,880,548	$22,176	0.65%	$7,408,967	$11,779	0.64%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
March 31, 2010	December 31, 2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,289,706	$413,675	5.85%	$24,705,898	$355,124	5.75%
Securities and money market investments	6,044,687	68,703	4.55	5,958,918	74,750	5.02
Total interest-earning assets	34,334,393	482,378	5.62	30,664,816	429,874	5.60
Non-interest-earning assets	8,178,758	5,051,203
Total assets	$42,513,151	$35,716,019
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,363,939	$16,431	0.80%	$5,928,202	$11,531	0.77%
Savings accounts	3,820,433	5,745	0.61	3,198,211	4,391	0.54
Certificates of deposit	8,977,527	37,553	1.70	6,645,878	30,346	1.81
Total interest-bearing deposits	21,161,899	59,729	1.14	15,772,291	46,268	1.16
Borrowed funds	13,909,058	128,065	3.73	13,771,132	129,141	3.72
Total interest-bearing liabilities	35,070,957	187,794	2.17	29,543,423	175,409	2.36
Non-interest-bearing deposits	1,696,176	1,394,761
Other liabilities	381,692	180,365
Total liabilities	37,148,825	31,118,549
Stockholders’ equity	5,364,326	4,597,470
Total liabilities and stockholders’ equity	$42,513,151	$35,716,019
Net interest income/interest rate spread	$294,584	3.45%	$254,465	3.24%
Net interest margin	3.41%	3.33%
Ratio of interest-earning assets to interest-bearing liabilities	0.98	x	1.04	x

Core deposits (1)	$13,880,548	$22,176	0.65%	$10,521,174	$15,922	0.60%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended March 31,
	2010	2009
GAAP EARNINGS DATA:
Net income	$124,352	$88,689
Basic earnings per share	0.29	0.26
Diluted earnings per share	0.29	0.26
Return on average assets	1.17%	1.10%
Return on average tangible assets (1)	1.29	1.24
Return on average stockholders’ equity	9.27	8.52
Return on average tangible stockholders’ equity (1)	18.29	22.48
Efficiency ratio (2)	36.82	36.63
Operating expenses to average assets	1.21	1.04
Interest rate spread	3.45	2.73
Net interest margin	3.41	2.89
Shares used for basic EPS computation	432,131,304	343,323,162
Shares used for diluted EPS computation	432,446,674	343,401,009

OPERATING EARNINGS DATA: (3)
Operating earnings	$126,078	$88,689
Basic operating earnings per share	0.29	0.26
Diluted operating earnings per share	0.29	0.26
Return on average assets	1.19%	1.10%
Return on average tangible assets (1)	1.31	1.24
Return on average stockholders’ equity	9.40	8.52
Return on average tangible stockholders’ equity (1)	18.54	22.48
Operating efficiency ratio (2)	36.05	36.63
Interest rate spread	3.45	2.73
Net interest margin	3.41	2.89
Shares used for basic operating EPS computation	432,131,304	343,323,162
Shares used for diluted operating EPS computation	432,446,674	343,401,009
(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
(2)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.

(3)	Please see the reconciliations of GAAP and operating earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	March 31,	December 31,
	2010	2009
BALANCE SHEET DATA:
Book value per share	$12.46	$12.40
Tangible book value per share (1)	6.63	6.53
Stockholders’ equity to total assets	12.77%	12.73%
Tangible stockholders’ equity to tangible assets (1)	7.23	7.13
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.33	7.25
Shares used for book value and tangible book value per share computations (1)	435,216,657	432,898,084
Total shares issued and outstanding	435,441,094	433,197,332

ASSET QUALITY RATIOS:
Non-performing loans to total loans	2.61%	2.04%
Non-performing assets to total assets	1.77	1.41
Allowance for loan losses to non-performing loans	18.71	22.05
Allowance for loan losses to total loans	0.49	0.45
Net charge-offs during the period to average loans outstanding during the period	0.04	0.04
Net charge-offs during the period to the average allowance for loan losses during the period	7.95	8.58
(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

Footnotes to the Text

(1)	Please see the reconciliations of our GAAP and operating earnings that appear elsewhere in this release.
(2)	Please see the reconciliations of our GAAP and cash earnings that appear elsewhere in this release.
(3)	Please see the reconciliations of our stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear elsewhere in this release.
(4)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director
Investor Relations and Corp. Communications